Exhibit 99.1

FOR IMMEDIATE RELEASE

CABLEVISION SYSTEMS CORPORATION

REPORTS FOURTH QUARTER AND FULL YEAR 2005 RESULTS

2006 OUTLOOK PROVIDED

2005 ANNUAL REVENUE EXCEEDS $5 BILLION

Bethpage, N.Y., February 27, 2006 - Cablevision Systems Corporation (NYSE:CVC) today reported financial results for the fourth quarter and full year ended December 31, 2005.

Fourth quarter consolidated net revenue grew 12.5% to just under $1.5 billion compared to the year-earlier period, reflecting strong revenue growth in Telecommunications Services and Madison Square Garden, offset in part by lower revenue from Rainbow’s Other Programming businesses.  Operating income for the quarter was $212.8 million compared to a fourth quarter operating loss of $50.2 million in 2004 and adjusted operating cash flow (“AOCF”*) increased 49.2% to $479.7 million.  (Fourth quarter 2004 operating loss and AOCF include impairment charges of $166.3 million and $75.8 million, respectively, related to the VOOM HD Networks and certain Rainbow DBS assets.)

For the full year 2005, consolidated net revenue increased 9.0% to $5.2 billion, driven by the addition of over 1.3 million Revenue Generating Units during the year in Telecommunications Services combined with revenue growth at AMC, IFC and WE networks and Madison Square Garden, and offset in part by lower revenue in Rainbow’s Other Programming businesses.  Full year 2005 operating income increased to $502.4 million from $252.6 million in 2004 and AOCF increased 13.2% to $1.6 billion in 2005 from $1.4 billion in 2004.  (The increase in operating income and AOCF was impacted by certain events in 2004, including receipts and credits of $106.1 million that favorably impacted Madison Square Garden and the impairment charges noted above.)

Highlights for the fourth quarter and full year 2005 include:

•                  Seventh consecutive quarter of basic video subscriber gains; 2.2% growth for the year

•                  Record annual Revenue Generating Unit growth of more than 1.3 million including the addition of over 450,000 new voice customers

•                  Telecommunications Services revenue growth of 15.8% and 15.5% and AOCF growth of 16.6% and 15.1% for the quarter and full year, respectively

•                  Average Monthly Revenue per Basic Video Customer (“RPS”) exceeded $100 in the fourth quarter 2005

Cablevision President and CEO James L. Dolan commented:  “In 2005, Cablevision enjoyed industry-leading success in our cable division, which propelled us to exceed the $5 billion revenue mark for the first time in the company’s history.  In addition, the company experienced double-digit AOCF growth for the full year.  Cablevision continues to achieve industry-leading penetration rates in digital and analog video, voice, and data services and in 2005 we more than doubled our voice subscribers to more than 730,000 customers and achieved our seventh consecutive quarter of basic subscriber growth.  This momentum helped Cablevision meet its financial objectives in 2005 and positions the company well to seize the opportunities that lie ahead.”

*  Adjusted operating cash flow (“AOCF”), a non-GAAP financial measure, is defined as operating income (loss) before depreciation and amortization (including impairments), excluding employee stock plan charges or credits and restructuring charges or credits.  Please refer to page 5 for a discussion of our use of AOCF as a non-GAAP financial measure and page 7 for a reconciliation of AOCF to operating income (loss) and net income (loss).

Results from Continuing Operations

The operating results of FSN Ohio, FSN Florida and Rainbow DBS’s distribution operations are included in discontinued operations and are not presented in the following table.  The VOOM HD Networks are included in the Rainbow segment for all periods presented.

Segment results for the quarters ended December 31, 2005 and December 31, 2004 are as follows:

(Full year segment results are shown on page 9 and 10 of this earnings release)

	Revenue, Net		Operating Income (Loss)		AOCF
$ millions	Q4 2005	Q4 2004	Q4 2005	Q4 2004	Q4 2005	Q4 2004

Telecommunications	$949.7	$820.5	$166.1	$113.6	$378.9	$325.0
Rainbow	212.4	221.4	21.6	(161.3)	43.1	(37.9)
MSG	338.2	298.2	70.5	41.3	85.7	54.8
Other (including eliminations)	(12.8)	(17.7)	(45.4)	(43.8)	(28.0)	(20.3)
Total Company	$1,487.5	$1,322.4	$212.8	$(50.2)	$479.7	$321.6

Telecommunications Services – Cable Television and Lightpath

Telecommunications Services includes Cable Television – Cablevision’s “Optimum” branded video, high-speed data, and voice residential and commercial services offered over its cable infrastructure — and its “Optimum Lightpath” branded, fiber-delivered commercial data and voice services.

Telecommunications Services net revenue for the fourth quarter 2005 rose 15.8% to $949.7 million, operating income increased 46.2% to $166.1 million, and AOCF increased 16.6% to $378.9 million, all as compared to the year-earlier period.

Full year 2005 net revenue rose 15.5% to $3.6 billion, operating income increased 31.1% to $554.7 million, and AOCF increased 15.1% to $1.4 billion, all as compared to the year-earlier period.

Cable Television

Cable Television fourth quarter 2005 net revenue increased 16.1% to $909.6 million, operating income increased 38.6% to $168.0 million and AOCF rose 16.6% to $361.7 million, each compared to the year-earlier period.  The increases in revenue, operating income, and AOCF resulted principally from growth in video, high-speed data and voice customers which is reflected in the addition of more than 1.3 million Revenue Generating Units during 2005.

Highlights include:

•                  Basic video customers up 17,930 or 0.6% for the quarter and 63,993 or 2.2% for the year; the company’s seventh consecutive quarter of basic video subscriber gains

•                  iO: Interactive Optimum digital video customers up 119,496 or 6.5% for the quarter and 479,566 or 32.3% for the year

•                  Optimum Online high-speed data customers up 93,900 or 5.9% for the quarter and 341,793 or 25.3% for the year

•                  Optimum Voice customers up 130,133 or 21.6% for the quarter and 458,653 or 168.2% for the year

•                  Revenue Generating Units up 361,045 or 5.1% for the quarter and 1,342,403 or 22.1% for the year

•                  Advertising revenue up 8.9% for the quarter and 3.8% for the year

•                  Cable Television Average RPS of $100.46, up $3.77 or 3.9% for the quarter and $12.13 or 13.7% for the year

•                  AOCF margin of 39.8% compared to 38.8% in Q3 2005 and 39.6% in Q4 2004

Lightpath

For the fourth quarter 2005, Lightpath net revenue increased 14.8% to $50.8 million, operating loss improved $5.7 million to $1.8 million and AOCF increased 16.3% to $17.2 million, each as compared to the prior year period.  The positive changes in revenue, AOCF and operating loss are attributable primarily to growth in Ethernet data services over Lightpath’s fiber infrastructure and to growth in traditional data services.  The improvements in operating loss and AOCF also reflect the positive impact of certain 2005 settlement agreements totaling $2.3 million.  Lightpath revenue also includes Optimum Voice call completion activity, which has no net impact on AOCF.  Lightpath revenue growth excluding Optimum Voice call activity would have increased 8.2%.

Rainbow

Rainbow consists of our AMC, IFC and WE: Women’s Entertainment national programming services as well as Other Programming which includes: FSN Chicago, FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels, Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

Rainbow net revenue for the fourth quarter 2005 decreased 4.0% to $212.4 million, operating loss improved  $182.9 million to an operating income of $21.6 million and AOCF deficit improved $81.0 million to a positive AOCF of $43.1 million, all compared to the year-earlier period.  The decline in revenue principally relates to Rainbow’s Other Programming businesses.  The fourth quarter improvement in operating income and AOCF reflects the 2004 impairment charges of $166.3 million and $75.8 million, respectively, related to the VOOM HD Networks and certain Rainbow DBS assets.

Full year 2005 net revenue decreased 10.3% to $829.0 million mainly due to lower affiliate revenue at FSN Chicago.  Operating loss improved $163.6 million to an operating income of $37.2 million and AOCF increased 65.3% to $157.9 million, compared to the year-earlier period.  Full year 2004 operating results were also impacted by the impairment charges discussed above.

AMC/IFC/WE

Fourth quarter 2005 net revenue increased 4.0% to $142.5 million, operating income increased 36.5% to $53.0 million and AOCF increased 19.6% to $66.3 million, each compared to the prior year period.

The fourth quarter results reflect:

•                  Higher advertising revenue, offset in part by lower affiliate revenue

•                  Favorable impact from the timing of production and marketing expenditures compared to the prior year period

•                  Viewing subscriber increases of 7.8% at IFC, 1.9% at WE and 1.5% at AMC as compared to December 2004

Other Programming

Fourth quarter 2005 net revenue decreased 19.0% to $75.0 million, operating loss decreased 84.3% to $31.4 million, and AOCF deficit decreased 75.1% to $23.2 million, all as compared to the prior year period.  The decrease in net revenue was primarily driven by lower affiliate revenue at FSN Chicago, resulting from the termination of certain contracts after losing professional sports content; from payments not being received in accordance with an existing affiliate agreement; and from the closure of two Metro Channels.  This was offset in part by increased revenue at fuse and IFC Entertainment.  The improvement in operating loss and AOCF deficit is primarily the result of the impact of the 2004 impairment charges and is offset in part by the net revenue losses described above.

Madison Square Garden

Madison Square Garden’s primary businesses include: MSG Network, FSN New York, the New York Knicks, the New York Rangers, the New York Liberty, MSG Entertainment, the MSG Arena complex and Radio City Music Hall.

Madison Square Garden’s fourth quarter 2005 net revenue increased 13.4% to $338.2 million compared to the fourth quarter of 2004.  Operating income increased 70.5% to $70.5 million and AOCF increased 56.2% to $85.7 million in the fourth quarter, both as compared to the year-earlier period.  MSG’s fourth quarter 2005 results were primarily impacted by:

•                  An increase in revenue and expense relating to the impact of the 2005/2006 hockey season as compared to the NHL lock-out the prior year

•                  Lower net charges for team personnel transactions, offset in part by an NBA luxury tax provision for 2005/2006

•                  Lower New York Mets rights expense

For the full year 2005, net revenue increased 3.3% to $804.4 million, operating income decreased 54.5% to $53.3 million and AOCF decreased 29.2% to $120.4 million, all as compared to the year-earlier period. The 2004 period included receipts and credits of $106.1 million, relating to the termination of the New York Mets rights agreement and NBA expansion revenue.

Total Company (Results from Continuing Operations)

Consolidated results exclude FSN Ohio, FSN Florida, and Rainbow DBS’s distribution operations, which are reflected in discontinued operations for all periods presented.

Consolidated fourth quarter 2005 results compared to the prior year period are as follows:

•                  Consolidated net revenue grew 12.5% to $1.5 billion compared to the year-earlier period, reflecting strong revenue growth in Telecommunications Services and Madison Square Garden, offset in part by lower revenue in Rainbow’s Other Programming businesses.

•                  Operating income for the quarter was $212.8 million compared to an operating loss of $50.2 million and AOCF increased 49.2% to $479.7 million as compared to fourth quarter 2004.  The fourth quarter 2004 operating loss and AOCF include impairment charges of $166.3 million and $75.8 million, respectively, related to the VOOM HD Networks and certain Rainbow DBS assets.  Excluding these items, the company’s fourth quarter operating income and AOCF would have increased 83.1% and 20.7%, respectively.  The increases in operating income and AOCF principally relate to the revenue growth discussed above.

Full year 2005 results compared to the prior year are as follows:

•                  2005 consolidated net revenue increased 9.0% to $5.2 billion, driven by the addition of over 1.3 million Revenue Generating Units during the year in Cable Television combined with revenue growth at AMC, IFC and WE networks and Madison Square Garden, offset in part by lower revenue in Rainbow’s Other Programming businesses.

•                  Full year 2005 operating income increased to $502.4 million from $252.6 million in 2004 and AOCF increased 13.2% to $1.6 billion as compared to 2004.  The increase in operating income and AOCF was impacted by certain events in 2004, including receipts and credits of $106.1 million that favorably impacted Madison Square Garden and the impairment charges noted above in the total company quarterly results discussion.  Excluding these items, the company’s full year operating income and AOCF would have increased 60.6% and 15.7%, respectively. The increases in operating income and AOCF principally relate to the revenue growth discussed above.

2006 Outlook

The company provides the following guidance for the full year 2006:

Cable Television
Basic video subscriber growth	+2.0% to 2.5%
Revenue Generating Unit (RGU) net additions	+1.0 to 1.25 million
Total revenue growth	mid teens(a)
Adjusted operating cash flow growth (b)	mid teens(a)
Capital expenditures	$650 to $700 million

AMC/IFC/WE
Total revenue growth	high single digit(a)
Adjusted operating cash flow growth (b)	high single digit(a)

(a) Percentage growth

(b) The company’s definition of AOCF excludes charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights; therefore, the 2006 outlook above excludes any potential impact of FASB Statement No. 123R, which the company will adopt effective January 1, 2006.

Non-GAAP Financial Measures

We define adjusted operating cash flow (“AOCF”), which is a non-GAAP financial measure, as operating income (loss) before depreciation and amortization (including impairments), excluding charges or credits related to our employee stock plan, including those related to the vesting of restricted shares, variable stock options and stock appreciation rights, and restructuring charges or credits.  We believe that the exclusion of such amounts allows investors to better track the performance of the various operating units of our business without regard to the distortive effects of a fluctuating stock price (in the case of variable stock options and stock appreciation rights expense) or, in the case of restricted shares and stock options, the settlement of an obligation that will not be made in cash.

We present AOCF as a measure of our ability to service our debt and make continuing investments, including in our capital infrastructure.  We believe AOCF is an appropriate measure for evaluating the operating performance of our business segments and the company on a consolidated basis.  AOCF and similar measures with other titles are common performance measures used by investors, analysts and peers to compare performance in our industry.  Internally, we use revenue and AOCF measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators.  AOCF should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with generally accepted accounting principles (“GAAP”).  Since AOCF is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with other titles used by other companies.  For a reconciliation of AOCF to operating income (loss), please see page 7 of this release.

We define Free Cash Flow, which is a non-GAAP financial measure, as net cash from operating activities less capital expenditures, both of which are reported in our Statement of Cash Flows.  We believe the most comparable GAAP financial measure of our liquidity is net cash from operating activities.  We believe that Free Cash Flow is useful as an indicator of our overall liquidity, as the amount of Free Cash Flow generated in any period is representative of cash that is available for debt service and other discretionary and non-discretionary items.  It is also one of several indicators of our ability to make investments and return capital to our shareholders. We also believe that Free Cash Flow is one of several benchmarks used by analysts and investors who follow our industry for comparison of our liquidity with other companies in our industry, although our measure of Free Cash Flow may not be directly comparable to similar measures reported by other companies.

COMPANY DESCRIPTION

Cablevision Systems Corporation is one of the nation’s leading entertainment and telecommunications companies. Its cable television operations serve more than 3 million households in the New York metropolitan area. The company’s advanced telecommunications offerings include its iO: Interactive Optimum digital television, Optimum Online high-speed Internet, Optimum Voice digital voice-over-cable, and its Optimum Lightpath integrated business communications services. Cablevision’s Rainbow Media Holdings LLC operates several successful programming businesses, including AMC, IFC, WE and other national and regional networks. In addition to its telecommunications and programming businesses, Cablevision owns Madison Square Garden and its sports teams, the New York Knicks, Rangers and Liberty. The company also operates New York’s famed Radio City Music Hall, and owns and operates Clearview Cinemas.  Additional information about Cablevision Systems Corporation is available on the Web at www.cablevision.com.

This earnings release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the company and its business, operations, financial condition and the industry in which it operates and the factors described in the company’s filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.  The company disclaims any obligation to update the forward-looking statements contained herein.

Contacts:	Charles Schueler	Bret Richter
	Senior Vice President	Senior Vice President
	Media and Community Relations	Financial Strategy and Development
	(516) 803-1013	(516) 803-2270

Cablevision’s Web site:  www.cablevision.com

The 4Q and Full Year 2005 earnings announcement will be Webcast live today at 11:00 a.m. EST

Conference call dial-in number is (973) 935-8507

Conference call replay number (973) 341-3080/ pin #7056754 until March 6, 2006

CABLEVISION SYSTEMS CORPORATION

CONDENSED CONSOLIDATED OPERATIONS DATA AND RECONCILIATION

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005 (a)	2004 (a)	2005 (a)	2004 (a)

Revenues, net	$1,487,545	$1,322,400	$5,175,911	$4,750,037

Adjusted operating cash flow	$479,699	$321,584	$1,613,008	$1,424,958
Stock plan benefit (expense)	9,189	(17,983)	(26,699)	(34,314)
Restructuring credits (charges)	2,630	2,035	433	(151)
Operating income before depreciation and amortization	491,518	305,636	1,586,742	1,390,493
Depreciation and amortization (including impairments)	278,736	355,789	1,084,304	1,137,940
Operating income (loss)	212,782	(50,153)	502,438	252,553

Other income (expense):
Interest expense, net	(188,445)	(183,043)	(747,511)	(712,440)
Equity in net income (loss) of affiliates	1,394	(5,642)	3,286	(12,991)
Write-off of deferred financing costs	—	—	—	(18,961)
Gain (loss) on sale of affiliate interests	(499)	2,232	64,968 (b)	2,232
Gain (loss) on investments, net	(40,958)	144,504	(138,312)	134,598
Gain (loss) on derivative contracts, net	43,730	(131,256)	119,180	(165,305)
Loss on extinguishment of debt	—	(6,076)	—	(78,571)
Minority interests	(2,404)	(19,704)	(5,034)	(65,568)
Miscellaneous, net	532	87	651	46
Income (loss) from continuing operations before income taxes	26,132	(249,051)	(200,334)	(664,407)
Income tax benefit	23,219	77,832	79,401	194,808
Income (loss) from continuing operations	49,351	(171,219)	(120,933)	(469,599)
Income (loss) from discontinued operations, net of taxes (b)	4,743	(134,607)	215,233	(199,057)
Income (loss) before extraordinary item	54,094	(305,826)	94,300	(668,656)
Extraordinary loss on investment, net of taxes	—	—	—	(7,436)
Net income (loss)	$54,094	$(305,826)	$94,300	$(676,092)

Basic net income (loss) per share:

Income (loss) from continuing operations	$0.18	$(0.60)	$(0.43)	$(1.64)

Income (loss) from discontinued operations	$0.02	$(0.47)	$0.76	$(0.69)

Extraordinary loss	$—	$—	$—	$(0.03)

Net income (loss)	$0.19	$(1.06)	$0.33	$(2.36)

Weighted average common shares (in thousands)	281,797	287,319	281,936	287,085

Diluted net income (loss) per share:
Income (loss) from continuing operations	$0.17	$(0.60)	$(0.43)	$(1.64)

Income (loss) from discontinued operations	$0.02	$(0.47)	$0.76	$(0.69)

Extraordinary loss	$—	$—	$—	$(0.03)

Net income (loss)	$0.19	$(1.06)	$0.33	$(2.36)

Diluted weighted average common shares (in thousands)	285,982	287,319	281,936	287,085

(a)

Reflects the net operating results of FSN Ohio, FSN Florida (including the gain related to the Regional Programming Partners restructuring) and Rainbow DBS (distribution operations) as discontinued operations.

(b)

The company recorded a pre-tax gain in continuing operations of $66.6 million and an after-tax gain in discontinued operations of $266.8 million related to the Regional Programming Partners restructuring.

ADJUSTMENTS TO RECONCILE ADJUSTED OPERATING CASH FLOW TO OPERATING INCOME (LOSS)

The following is a description of the adjustments to operating income included in this earnings release:

•                  Depreciation and amortization (including impairments).  This adjustment eliminates depreciation, amortization (including impairments) of long-lived assets in all periods.

•                  Stock plan benefit (expense).  This adjustment eliminates the benefit or expense associated with vesting and marking to market of variable stock options and stock appreciation rights granted under our employee stock option plan, and charges related to the issuance of restricted shares.

•                  Restructuring credits (charges).  This adjustment eliminates the charges or credits associated with costs related to the elimination of positions, facility realignment, and other related restructuring activities in all periods.

	Twelve Months Ended December 31,
	2005 (a)	2004 (a)
CONSOLIDATED FREE CASH FLOW CALCULATION (b)

Net cash provided by operating activities	$926,011	$723,498
Less: capital expenditures	(769,292)	(697,514)
Consolidated free cash flow	$156,719	$25,984

(a)          Excludes the net operating results and capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations), which are reported in discontinued operations.  Discontinued operations provided $108.0 million in cash (which includes the proceeds from the sale of the Rainbow 1 satellite) in the twelve months ended December 31, 2005 and used $194.7 million in cash for the twelve months ended December 31, 2004, neither of which impact net cash provided by operating activities set forth in the table above.

(b)         See non-GAAP financial measures on page 5 of this release for a definition and discussion of Free Cash Flow.

CABLEVISION SYSTEMS CORPORATION

CONSOLIDATED RESULTS FROM CONTINUING OPERATIONS

(Dollars in thousands)

(Unaudited)

REVENUES, NET

	Three Months Ended December 31,		%
	2005 (a)	2004 (a)	Change

Cable Television (b)	$909,582	$783,761	16.1%
Lightpath (b).	50,782	44,244	14.8%
Eliminations (c)	(10,644)	(7,550)	(41.0)%
Total Telecommunications	949,720	820,455	15.8%
AMC/IFC/WE	142,513	137,016	4.0%
Other Programming (d)	74,957	92,540	(19.0)%
Eliminations (c)	(5,036)	(8,200)	38.6%
Total Rainbow	212,434	221,356	(4.0)%
MSG	338,159	298,190	13.4%
Other (e)	22,886	24,078	(5.0)%
Eliminations (f)	(35,654)	(41,679)	14.5%
Total Cablevision	$1,487,545	$1,322,400	12.5%

	Twelve Months Ended December 31,		%
	2005 (a)	2004 (a)	Change

Cable Television (b)	$3,450,895	$2,980,257	15.8%
Lightpath (b).	195,486	167,660	16.6%
Eliminations (c)	(39,616)	(23,961)	(65.3)%
Total Telecommunications	3,606,765	3,123,956	15.5%
AMC/IFC/WE	557,050	522,975	6.5%
Other Programming (d)	296,539	429,155	(30.9)%
Eliminations (c)	(24,595)	(28,236)	12.9%
Total Rainbow	828,994	923,894	(10.3)%
MSG	804,395	778,754	3.3%
Other (e)	85,385	86,765	(1.6)%
Eliminations (f)	(149,628)	(163,332)	8.4%
Total Cablevision	$5,175,911	$4,750,037	9.0%

(a)          Excludes the net revenues of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)          Represents intra-segment revenues.

(d)         Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(e)          Represents net revenues of Clearview Cinemas and PVI Virtual Media, which was consolidated in the second quarter of 2004 in accordance with FIN 46.  In May 2005, Cablevision exchanged its 60% interest in PVI Latin America for the 40% interest in the rest of PVI that it did not already own.

(f)            Represents inter-segment revenues.

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss) (a)			Adjusted Operating Cash Flow (a)
	Three Months Ended December 31,		%	Three Months Ended December 31,		%
	2005	2004	Change	2005	2004	Change

Cable Television (b)	$167,968	$121,166	38.6%	$361,672	$310,177	16.6%
Lightpath (b)	(1,837)	(7,565)	75.7%	17,244	14,829	16.3%
Total Telecommunications	166,131	113,601	46.2%	378,916	325,006	16.6%
AMC/IFC/WE	52,969	38,811	36.5%	66,313	55,459	19.6%
Other Programming (c)	(31,417)	(200,118)	84.3%	(23,245)	(93,357)	75.1%
Total Rainbow	21,552	(161,307)	113.4%	43,068	(37,898)	—
MSG	70,481	41,344	70.5%	85,652	54,840	56.2%
Other (d)	(45,382)	(43,791)	(3.6)%	(27,937)	(20,364)	(37.2)%
Total Cablevision	$212,782	$(50,153)	—	$479,699	$321,584	49.2%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING CASH FLOW

	Operating Income (Loss) (a)			Adjusted Operating Cash Flow (a)
	Twelve Months Ended December 31,		%	Twelve Months Ended December 31,		%
	2005	2004	Change	2005	2004	Change

Cable Television (b)	$575,810	$454,357	26.7%	$1,348,671	$1,175,892	14.7%
Lightpath (b)	(21,092)	(31,266)	32.5%	63,528	50,898	24.8%
Total Telecommunications	554,718	423,091	31.1%	1,412,199	1,226,790	15.1%
AMC/IFC/WE	185,703	159,815	16.2%	247,871	234,058	5.9%
Other Programming (c)	(148,522)	(286,268)	48.1%	(90,008)	(138,536)	35.0%
Total Rainbow	37,181	(126,453)	129.4%	157,863	95,522	65.3%
MSG	53,250	117,025	(54.5)%	120,440	170,057	(29.2)%
Other (d)	(142,711)	(161,110)	11.4%	(77,494)	(67,411)	(15.0)%
Total Cablevision	$502,438	$252,553	98.9%	$1,613,008	$1,424,958	13.2%

(a)          Excludes the operating income (loss) and AOCF of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported in discontinued operations.

(b)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(c)          Includes FSN Chicago, FSN Bay Area, fuse, Mag Rack, Sportskool, News 12 Networks, IFC Entertainment, VOOM HD Networks, Metro Channels (through May 2005), Rainbow Network Communications, Rainbow Advertising Sales Corp. and other Rainbow developmental ventures.

(d)         Includes operating results of Clearview Cinemas, PVI Virtual Media and certain corporate general and administrative costs.

CABLEVISION SYSTEMS CORPORATION

SUMMARY OF OPERATING STATISTICS

(Unaudited)

	December 31, 2005	September 30, 2005	December 31, 2004
CABLE TELEVISION
Revenue Generating Units
Basic Video Customers	3,026,994	3,009,064	2,963,001
iO Digital Video Customers	1,962,590	1,843,094	1,483,024
Optimum Online High-Speed Data Customers	1,694,334	1,600,434	1,352,541
Optimum Voice Customers	731,341	601,208	272,688
Residential Telephone Customers	7,810	8,224	9,412
Total Revenue Generating Units	7,423,069	7,062,024	6,080,666

Customer Relationships (a)	3,175,335	3,153,652	3,095,735

Homes Passed	4,484,000	4,474,000	4,443,000

Penetration
Basic Video to Homes Passed	67.5%	67.3%	66.7%
iO Digital to Basic Penetration	64.8%	61.3%	50.1%
Optimum Online to Homes Passed	37.8%	35.8%	30.4%
Optimum Voice to Homes Passed	16.3%	13.4%	6.1%

Monthly Churn
Basic Video	1.8%	2.1%	1.9%
iO Digital Video	2.2%	2.6%	2.5%
Optimum Online High-Speed Data	2.0%	2.4%	2.2%

Revenue for the three months ended (dollars in millions)

Video (b)	$593	$587	$545
High-Speed Data (c)	205	196	170
Voice	62	50	22
Advertising	28	26	30
Other (d)	22	13	17
Total Cable Television Revenue (e)	$910	$872	$784
Average Monthly Revenue per Basic Video Customer (“RPS”) (c) (e)	$100.46	$96.69	$88.33

(a)          Number of customers who receive at least one of the company’s services, including business modem only customers.  Prior year has been adjusted for comparative analysis.

(b)         Includes analog, digital, PPV, VOD and SVOD revenue.

(c)          Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.

(d)         Includes installation revenue, NY Interconnect, home shopping and other product offerings.

(e)          RPS is calculated by dividing average monthly GAAP revenue for the quarter by the average number of basic video subscribers for the quarter.

	December 31, 2005	September 30, 2005	December 31, 2004
RAINBOW
Viewing Subscribers
(in thousands)
AMC	77,200	77,200	76,100
WE	50,900	50,600	49,900
IFC	37,300	36,700	34,600
fuse	35,500	35,100	33,100
Consolidated Regional Sports (Bay Area & Chicago)	5,600	6,000	7,300
Non-Consolidated Regional Sports (New England)	3,800	3,800	3,800

CABLEVISION SYSTEMS CORPORATION

CAPITALIZATION AND LEVERAGE

(Dollars in thousands)

(Unaudited)

December 31, 2005

CAPITALIZATION

Cash and Cash Equivalents	$397,496

Bank debt	$1,851,500
Collateralized indebtedness	1,170,126
Senior notes and debentures	5,992,760
Senior subordinated notes and debentures	746,621
Capital lease obligations and notes payable	75,692
Debt	$9,836,699

LEVERAGE

Debt	$9,836,699
Less: collateralized indebtedness (a) and cash	(1,567,622)
Net debt	$8,269,077

Ratio
Consolidated net debt to AOCF ratio (b)	4.9
Restricted Group leverage ratio (Bank Test)	4.0
CSC Holdings notes and debentures leverage ratio (c)	4.0
Cablevision senior notes leverage ratio	5.1
Rainbow National Services notes ratio (d)	4.8

(a)          Collateralized indebtedness is excluded from the leverage calculation because it is viewed as a forward sale of the stock of unaffiliated companies and the company’s only obligation at maturity is to deliver the stock or its cash equivalent.

(b)         AOCF is annualized based on the quarterly results, except with respect to Madison Square Garden, which is based on a trailing 12 months due to its seasonal nature.

(c)          Reflects the debt to cash flow ratio applicable under the CSC Holdings senior and senior subordinated notes indentures (which excludes Cablevision’s $1.5 billion of senior notes).  The annualized AOCF (as defined) used in the Restricted Group bank leverage ratio and for the CSC Holdings notes and debentures leverage ratio is $1.4 billion.

(d)         Reflects the debt to cash flow ratio under the Rainbow National Services notes indentures. The annualized AOCF (as defined) used in the notes ratio is $293.1 million.

CABLEVISION SYSTEMS CORPORATION

CAPITAL EXPENDITURES

(Dollars in thousands)

(Unaudited)

	Three Months Ended December 31,
	2005 (a)	2004 (a)
CAPITAL EXPENDITURES

Consumer premise equipment	$103,922	$81,861
Scalable infrastructure	40,974	13,093
Line extensions	12,626	12,870
Upgrade/rebuild	3,082	4,156
Support	28,957	13,933
Total Cable Television (b)	189,561	125,913
Lightpath (b)	9,671	12,093
Total Telecommunications	199,232	138,006
Rainbow	9,426	23,615
MSG	9,595	5,626
Other (Corporate and Theatres)	10,981	11,535
Total Cablevision	$229,234	$178,782

	Twelve Months Ended December 31,
	2005 (a)	2004 (a)
CAPITAL EXPENDITURES

Consumer premise equipment	$450,165	$430,814
Scalable infrastructure	97,982	56,893
Line extensions	36,528	33,277
Upgrade/rebuild	7,632	11,671
Support	73,958	46,464
Total Cable Television (b)	666,265	579,119
Lightpath (b)	29,062	42,361
Total Telecommunications	695,327	621,480
Rainbow	29,063	44,313
MSG	20,993	12,153
Other (Corporate and Theatres)	23,909	19,568
Total Cablevision	$769,292	$697,514

(a)          Excludes the capital expenditures of FSN Ohio, FSN Florida and Rainbow DBS (distribution operations) which are reported as discontinued operations.

(b)         Optimum Online for business has been reclassified from Lightpath to Cable Television for all periods presented.